SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2002

METRO-GOLDWYN-MAYER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13481	95-4605850
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

2500 Broadway Street, Santa Monica, CA	90404
(Address of Principal Executive Offices)	(Zip Code)

(310) 449-3000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report.)

Item 5.    Other Events

On June 11, 2002, Metro-Goldwyn-Mayer Studios Inc. and Orion Pictures Corporation (collectively, the “Borrowers”), each a wholly-owned subsidiary of Metro-Goldwyn-Mayer Inc. (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) effective June 11, 2002. The lenders are a syndicate of financial institutions, with Bank of America serving as Administrative Agent and JPMorgan Chase Bank and Fleet National Bank serving as Co-Syndication Agents (the “Lenders”). The Credit Agreement provides for a credit facility of up to $1.75 billion in the aggregate, comprised of the following three tranches: a five-year revolving credit facility of $600 million, a five-year amortizing term loan of $300 million (“Tranche A”), and a six-year term loan of $850 million (“Tranche B”). The revolving credit loans and Tranche A term loan bear interest at 275 basis points over LIBOR, subject to increase in the event that the Federal Reserve imposes a reserve requirement on Lenders for Eurocurrency liabilities, and subject to reduction in the event the Borrowers attain certain pricing leverage ratios of total borrowed funds to collateral value. The Tranche B term loan bears interest at 300 basis points over LIBOR, subject to increase in the event that the Federal Reserve imposes a reserve requirement on Lenders for Eurocurrency liabilities. The Borrowers retain the right to issue up to $500 million in subordinated high-yield debt subject to certain restrictions, so long as the total of the subordinated debt and Borrowers’ bank debt does not exceed $2 billion. The remaining terms of the Credit Agreement, including the representations, warranties, covenants and default provisions, are substantially the same as the terms of the Second Amended and Restated Credit Agreement that it replaces. In particular, each of the two Borrowers will guarantee the obligations of the other one, and each of the present and future subsidiaries of each Borrower (other than foreign subsidiaries, special purpose subsidiaries and certain immaterial subsidiaries) will guarantee the obligations under the Credit Agreement. The credit facilities are secured by substantially all of the assets of the Borrowers and their subsidiaries, with the exception of the copyrights in the James Bond series of motion pictures. In addition, subject to certain conditions, the Borrowers retain the right to remove from the collateral the existing investment of MGM Networks U.S. Inc. in the AMC, Bravo, IFC and WE cable channels. The Lenders are protected by customary provisions in the event of unavailability of funding, illegality, increased costs, capital adequacy and funding losses.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRO-GOLDWYN-MAYER INC.

By:	/s/ JAY RAKOW
Jay Rakow Senior Executive Vice President and General Counsel

Date:  June 19, 2002

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